UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Mine Safety Appliances Company

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MINE SAFETY APPLIANCES COMPANY    •    P.O. BOX 426, PITTSBURGH, PENNSYLVANIA 15230    •    PHONE (412) 967-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK OF

    MINE SAFETY APPLIANCES COMPANY:

Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Thursday, May 10, 2007 at 9:00 A.M., local Pittsburgh time, at the Company’s headquarters, 121 Gamma Drive, RIDC Industrial Park, O’Hara Township, Pittsburgh, Pennsylvania for the purpose of considering and acting upon the following:

(1)    Election of Directors:    The election of three directors for a term of three years;

(2)    Selection of Independent Registered Public Accounting Firm:    The selection of the independent registered public accounting firm for the year ending December 31, 2007;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on February 16, 2007 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please execute and date the accompanying form of proxy and return it in the enclosed self-addressed, stamped envelope at your earliest convenience. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

Secretary

March 29, 2007

March 29, 2007

MINE SAFETY APPLIANCES COMPANY

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mine Safety Appliances Company (the “Company”) of proxies in the accompanying form to be voted at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 10, 2007, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. If a proxy in the accompanying form is duly executed and returned, the shares of Common Stock represented thereby will be voted and, where a specification is made by the shareholder, will be voted in accordance with such specification. A shareholder giving the accompanying proxy has the power to revoke it at any time prior to its exercise upon written notice given to the Secretary of the Company.

The mailing address of the principal executive offices of the Company is P.O. Box 426, Pittsburgh, Pennsylvania 15230.

VOTING SECURITIES AND RECORD DATE

As of February 16, 2007, the record date for the Annual Meeting, 36,015,416 shares of Common Stock were issued and outstanding, not including 2,749,012 shares held in the Company’s Stock Compensation Trust. The shares held in the Stock Compensation Trust are not considered outstanding for accounting purposes but are treated as outstanding for certain purposes, including voting at the Annual Meeting. See “Stock Ownership—Beneficial Ownership of Management.”

Only holders of Common Stock of the Company of record on the books of the Company at the close of business on February 16, 2007 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Such holders are entitled to one vote for each share held and do not have cumulative voting rights with respect to the election of directors. Holders of outstanding shares of the Company’s 4 1/2% Cumulative Preferred Stock are not entitled to vote at the meeting.

See “Stock Ownership” for information with respect to share ownership by the directors and executive officers of the Company and the beneficial owners of 5% or more of the Company’s Common Stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected to serve until the Annual Meeting in 2010. The Board of Directors and its Nominating and Corporate Governance Committee recommend a vote FOR the election of the nominees named below, each of whom has consented to be named as a nominee and to serve if elected. Properly executed proxies timely received in the accompanying form will be voted for the election of the nominees named below, unless otherwise directed thereon, or for a substitute nominee designated by the Nominating and Corporate Governance Committee in the event a nominee named becomes unavailable for election.

The following table sets forth certain information about the nominees, all of whom are currently members of the Board, and about the other directors whose terms of office will continue after the Annual Meeting. Director Robert A. Bruggeworth, a nominee for reelection to the Board, was first elected a director by the Board of Directors at its meeting in February 2007. Director Calvin A. Campbell, Jr., a member of the Board since 1994, will be retiring from the Board when his term expires at the Annual Meeting.

Name	Principal Occupation and any Position with the Company; Other Reporting Company Directorships	Age	Director Since
Nominees for terms expiring in 2010
Robert A. Bruggeworth	President and Chief Executive Officer, RF Micro Devices, Inc. (high-performance radio systems and solutions for applications that drive mobile communications); Director of RF Micro Devices, Inc. and LightPath Technologies, Inc.	45	2007

James A. Cederna	Owner and President, Cederna International, Inc. (executive coaching)	56	2002

John C. Unkovic	Partner and General Counsel, Reed Smith LLP (full service law firm)	63	2002
Continuing Directors with terms expiring in 2008
Diane M. Pearse	Chief Financial Officer, Crate and Barrel (home furnishings retailer)	49	2004

L. Edward Shaw, Jr.	Senior Managing Director, Richard C. Breeden & Co. (multi-disciplinary professional services firm); Director of HealthSouth Corporation	62	1998

Thomas H. Witmer	Retired (1998); formerly President and Chief Executive Officer, Medrad, Inc. (manufacturer of medical devices)	64	1997
Continuing Directors with terms expiring in 2009
Thomas B. Hotopp	Retired (2003); formerly President of the Company	65	1998

John T. Ryan III	Chairman and Chief Executive Officer of the Company	63	1981

Mr. Cederna was Chairman, President and Chief Executive Officer of Calgon Carbon Corporation until February 2003. Mr. Shaw was Executive Vice President and General Counsel of Aetna, Inc., a health care and group benefits insurer, until his retirement in December 2003. From January 2004 to September 2004, Mr. Shaw was an attorney in private practice, and from September 2004 to January 2006, he was of counsel to Gibson, Dunn & Crutcher LLP, a full service law firm. Mr. Shaw is the brother-in-law of Mr. Ryan. Mr. Bruggeworth has been President of RF Micro Devices, Inc. since June 2002 and became Chief Executive Officer in January 2003. Previously, he served RF Micro Devices, Inc. as President of Wireless Products from January to June 2002 and Vice President of Wireless Products From September 1999 to January 2002. Each other director has engaged in the principal occupation indicated in the above table for at least the past five years.

Director Independence

The Board of Directors has determined that each of directors Bruggeworth, Cederna, Hotopp, Pearse, Unkovic and Witmer is an independent director. An independent director is a director who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

In making its independence determinations, the Board reviewed the director’s individual circumstances, the corporate governance rules of the New York Stock Exchange and the Board’s independence standards. These standards are available in the Investor Relations section of the Company’s internet website at www.MSANet.com. They are summarized below:

Disqualifying Relationships

•	If director is an employee or has an immediate family member who is an executive officer of the Company, the director is not independent until three years after the end of the employment relationship.

•

If a director or an immediate family member receives more than $100,000 per year in direct compensation from the Company, the director is not independent until three years after the director or family member ceases to receive such compensation. Disqualifying compensation does not include director and committee fees, pension or deferred compensation for prior service or compensation received by an immediate family member for service as a non-executive officer employee.

•

If a director or an immediate family member is employed by or affiliated with a present or former internal or external auditor of the Company, the director is not independent until three years after the end of the affiliation or the employment or auditing relationship. Employment of an immediate family member in a non-professional capacity does not disqualify a director.

•

If a director or an immediate family member is an executive officer of another company, and any of the Company’s present executives serves on that company’s compensation committee, the director is not independent until three years after the end of such employment or service.

•

If a director is an employee or an immediate family member is an executive officer of a company that makes payments to or receives payments from the Company for property or services, and the amount of such payments in a fiscal year exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenue, the director is not independent until three years thereafter.

Non-Disqualifying Relationships

The following commercial or charitable relationships are not considered to be material relationships that would impair a director’s independence:

•	A director is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, in an amount less than 5% of the other company’s total consolidated assets;

•	A director is an executive officer of another company in which the Company owns a common stock interest less than 5% of the other company’s total shareholders’ equity;

•	A director serves as an executive officer of a charitable organization, and the Company’s discretionary contributions to the organization are less than 2% of the organization’s annual revenue; or

•	A director is an executive officer of another company that owns a common stock interest in the Company.

Other Relationships

The Board will annually review commercial and charitable relationships of directors. If a relationship is not one of the non-disqualifying relationships described above, the determination of whether the relationship is material or not, and therefore whether the director is independent or not, is made by the directors who satisfy the independence guidelines set forth under the two preceding captions.

For example, if a director is the executive officer of a charitable organization, and the Company’s discretionary contributions to the organization are more than 2% of that organization’s annual revenue, the independent directors will determine, after considering all of the relevant circumstances, whether the relationship is material or immaterial, and therefore whether or not the director should be considered independent. The Company will explain in its proxy statement the basis for any Board determination that a relationship is not material, despite the fact that it does not meet one of the safe-harbors under “Non-Disqualifying Relationships” above.

Mr. Unkovic is a partner and General Counsel of Reed Smith LLP, which provides legal services to the Company. In 2006, the amount of payments made by the Company to Reed Smith did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenue of Reed Smith. The Board has determined that Mr. Unkovic’s personal gain from the Company’s relationship with Reed Smith does not affect his ability to act independently and, accordingly, is not material.

Board Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and certain other committees.

The Audit Committee, which met six times during 2006, assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and financial reporting process. The Committee selects and recommends annually to the Board and the shareholders the independent registered public accounting firm to audit the Company’s financial statements, approves in advance all audit and non-audit services performed by the independent registered public accounting firm, reviews the plans, findings and recommendations of the independent registered public accounting firm, and reviews and evaluates the performance of the independent registered public accounting firm, their independence and their fees. The Committee reviews and discusses with management and the independent registered public accounting firm the Company’s financial statements and reports, its internal and disclosure controls and matters relating to the Company’s internal control structure, its business ethics policy and legal and regulatory compliance. The current members of the Audit Committee are directors Campbell, Cederna, Pearse and Witmer, each for a term expiring at the 2007 organizational meeting of the Board of Directors. The Board of Directors has determined that Director Pearse is an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission.

The Compensation Committee presently consists of directors Campbell, Cederna, Unkovic and Witmer, each for a term expiring at the 2007 organizational meeting of the Board. The Compensation Committee, which met four times in 2006, reviews and approves the annual goals, objectives and performance of the Company’s chief executive officer, reviews and approves the compensation of the Company’s executive officers and other key executives and monitors the effectiveness of the Company’s employee benefit offerings. The Compensation Committee also administers the Company’s 1998 Management Share Incentive Plan (the “MSIP”).

The current members of the Nominating and Corporate Governance Committee are directors Campbell, Cederna, Hotopp and Unkovic, each for a term expiring at the 2007 organizational meeting of the Board. The Committee, which met three times in 2006, reviews and makes recommendations to the Board regarding the composition and structure of the Board, criteria and qualifications for Board membership, director compensation and evaluation of current directors and potential candidates for director. It is also responsible for establishing and monitoring policies and procedures concerning corporate governance. Further information concerning the Nominating and Corporate Governance Committee and its procedures appears below.

Corporate Governance Matters

The Board of Directors has adopted Corporate Governance Guidelines which cover a wide range of subjects, such as the role of the Board and its responsibilities, Board composition, operations and Committees, director compensation, Board and management evaluation and succession planning, director orientation and training and communications with the Board. The Corporate Governance Guidelines, as well as the Charters of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees and the Company’s Code of Business Conduct and Ethics for directors, officers and employees, are available in the Investor Relations section of the Company’s website at www.MSAnet.com. Such material will also be furnished without charge to any shareholder upon written request to the Corporate Secretary at the Company’s address appearing on page 1.

The Corporate Governance Guidelines provide that it is the Company’s practice for the non-management directors to meet at each Board meeting in executive session, with no members of management present. The non-management directors include, in addition to the independent directors, any other director who is not a current officer of the Company. In addition, the independent directors hold at least one executive session per year. A chairperson for the executive sessions is selected annually from the chairpersons of the Audit, Compensation and Nominating and Corporate Governance Committees. A chairperson who serves in that role may not be the chairperson of the executive sessions again until at least two years have passed since he or she last held the position. In 2006, director Cederna served as chairperson of the executive sessions of the non-management directors and the independent directors until the date of the Annual Meeting of Shareholders, and director Witmer served as chairperson thereafter.

The Board of Directors met on twelve days during 2006. All directors attended at least 75% of the combined total of the meetings of the Board and of all committees on which they served. Directors are expected to attend the Annual Meeting of Shareholders. In 2006, all members of the Board of Directors attended the Annual Meeting.

Vote Required

In the election of directors for terms expiring in 2010, the three candidates receiving the highest numbers of votes cast by the holders of Common Stock voting in person or by proxy will be elected as directors. A proxy vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining whether a quorum exists for the meeting.

The Company’s Restated Articles require that any shareholder intending to nominate a candidate for election as a director must give written notice, containing specified information, to the Secretary of the Company not later than 90 days in advance of the meeting at which the election is to be held. No such notices were received with respect to the 2007 Annual Meeting. Therefore, only the nominees named above will be eligible for election at the meeting.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Core Objectives and Overview of the Executive Compensation Program

The objectives of MSA’s executive compensation program, which covers not only the five officers named in the Summary Compensation Table (“Named Officers”), but all officers of the Company, are to help attract, retain and motivate superior executive talent who will drive financial performance and enable the Company to achieve its goals. Our program is guided by a philosophy that strives to align compensation at the middle (50th percentile) of the market for all elements, including salary, cash and equity incentives, and benefits while attracting and retaining superior executive talent with the opportunity to work in a highly ethical, growing and team-oriented Company. The design of our compensation programs is driven by the following core principles:

•	The compensation program should account for each executive’s individual role and unique responsibility while assuring a fair and competitive approach.

•	Executive compensation should be aligned to the achievement of corporate goals and objectives and provide line of sight to annual and long-term corporate strategies.

•	A significant portion of an executive’s compensation should be “at risk” and should hold executives accountable for the achievement of corporate objectives and increases in shareholder value.

•	The compensation program should promote and drive an ownership culture through the use of stock-based compensation and ownership guidelines that define expected levels of ownership in MSA’s stock.

•	The compensation program should recognize and reward an executive’s loyalty and tenure with the Company by providing financial security following retirement.

Overview of the Executive Compensation Program. Our executive compensation program contains both cash and stock-based components designed to meet specific objectives of the Compensation Committee of the Board of Directors (the “Committee”). The Committee considers both annual and long-term Company goals and strives to develop incentives that motivate executives to achieve these goals. Cash payments are provided through an executive’s base salary and a performance-based annual incentive. Company stock is provided through the use of stock options and non-performance based time-vesting restricted stock. The Committee has chosen to align its cash incentive program with the achievement of annual internal financial goals and its stock option program with the accomplishment of long-term stock price appreciation.

Executives participate in a retirement plan similar to all other employees and are provided with a limited number of perquisites (e.g., company car, financial counseling, club memberships, etc.) that the Committee believes serve a business purpose, are common in the market and are of modest cost to the Company. Executives also participate in a severance plan that provides certain benefits to executives should their jobs be terminated following a change in control of the Company. The specific rationale for why the Committee has chosen to provide each element of compensation is as follows:

Base salary: provides a fixed level of compensation on which an executive can rely, regardless of how the Company performs. Enables the Company to successfully compete for talent.

Annual cash incentive: provides a means of rewarding executives with an annual cash payment based on the achievement of annual Company performance goals. Amount of payout can vary significantly based on actual performance relative to annual goals. This plan does not provide a guaranteed payout.

Stock option grants: provide a means of linking an executive’s compensation to the increase in stock price above that at the time of grant. Stock options align a portion of an executive’s compensation to increases in shareholder value, a long-term goal of the Company.

Time-vesting restricted stock: provides valuable retention benefits to the Company and facilitates the accumulation of Company shares by executives. Restricted stock aligns a portion of an Executive’s compensation to increases in shareholder value, a long-term goal of the Company.

Retirement benefits: provide financial security following retirement; rewards for loyalty and tenure with the Company.

Change in control severance protection: allows executives to remain financially indifferent when considering opportunities that could benefit shareholders yet could negatively impact an executive’s job security.

Perquisites: maximize the efficient use of an executive’s time and/or serve to strengthen relationships with customers and suppliers.

The Committee believes that all of these components, taken as a whole, provide an attractive compensation package that aligns with the Company’s annual and long-term goals and enables the Company to attract, retain and motivate superior executive talent.

Performance-Based Incentives. The Committee believes that a significant portion of an executive’s compensation should be delivered through performance-based incentive compensation components. The Committee has identified meaningful financial and shareholder performance objectives that align with the business strategy. The Committee uses annual financial performance metrics and goals as the basis for motivating and rewarding executives through the Company’s annual incentive plan. In addition, the Committee believes that an increase in the Company’s stock price is the best means of rewarding shareholders over the long-term. To meet this objective, the Committee has chosen to provide executives with stock options and restricted shares.

Both of these incentive plans (annual and stock) are targeted to reward executives at the middle (50th percentile) of the market. If the Company’s performance exceeds our goals and expectations, the annual incentive plan is designed to pay above the targeted level and, therefore, above the middle of the market. If the Company’s performance falls below our goals and expectations, the annual incentive plan is designed to pay below the targeted level or below the middle of the market. If actual performance falls below a certain threshold level, our annual incentive plan is designed to pay nothing.

The following table shows the allocation of performance-based versus fixed compensation components for our Named Officers at targeted levels in 2006:

Executive Officer	Performance- Based (1)	Fixed (2)
John T. Ryan III	56%	44%
Dennis L. Zeitler	51%	49%
William M. Lambert	52%	48%
Rob Cañizares	47%	53%
James H. Baillie	46%	54%

(1)	Includes the target value of 2006 non-equity incentive award and the grant date fair value of stock options granted in February 2006.

(2)	Includes base salary earned in 2006 plus the grant date fair value of time-vesting restricted stock granted in February 2006.

Determination of Executive Compensation Amounts

Compensation Oversight Process. The Committee has responsibility for the oversight and decision making regarding executive compensation. The Committee has engaged an outside compensation consultant, Towers

Perrin, to provide it assistance and guidance on compensation issues. The consultant provides management and the Committee with relevant information pertaining to market compensation levels, alternative compensation plan design, market trends and best practices.

At its meetings, the Committee regularly holds executive sessions, which exclude management and, subject to the Committee’s desire, may include its outside consultant. Management assists in the coordination and preparation of the meeting agenda and materials for each meeting, which are reviewed and approved by the Committee Chairman. Following the Chairman’s approval, meeting materials are mailed to Committee members for review approximately one week in advance of each meeting. The Committee met four times in 2006.

Role of Executive Officers in the Compensation Process. The Committee develops proposals on compensation issues relating to the Chief Executive Officer and presents them to the independent directors for their approval. Compensation decisions regarding all other executive officers are made solely by the Committee. The Committee considers the recommendations of the Chief Executive Officer and the President of MSA North America when making compensation decisions regarding all executive officers. Management works with the outside consultant by providing internal information as necessary to facilitate comparisons of the Company’s compensation programs to the market.

Setting Compensation Levels. The Committee reviews data related to compensation levels and programs of other companies prior to making its decisions. Every other year, the Committee engages its consultant to perform a comprehensive assessment of compensation levels provided to executives among a peer group of 20 companies. These companies have been selected based on the following criteria:

•	Annual revenues that range from approximately $450 million to $2.0 billion (approximately half to double our annual revenues)

•	Manufacturing process representing various industry sectors

•	Global operations and customer base

For 2006, the peer group consisted of the following 20 companies:

Albany International Corp.	Katy Industries Inc.
AMETEK Inc.	Matthews International Corp
Brady Corp.	Mettler-Toledo International Inc.
Checkpoint Systems Inc.	Milacron Inc.
CLARCOR Inc.	Moog Inc.
Crane Co.	PerkinElmer Inc.
DRS Technologies Inc.	Robbins & Myers Inc.
Federal Signal Corp.	Roper Industries Inc.
IDEX Corporation	STERIS Corp
Invacare Corp	Varian Inc

The Committee may periodically make changes to the peer group, usually by adding companies who may better meet our selection criteria or by removing companies who may have experienced change, such as acquisition, and no longer fit our selection criteria.

The consultant conducts an analysis of the most recent proxy disclosures for the peer group companies in order to understand the compensation ranges for base salary, annual and long-term incentives provided to the peer group named executive officers. The peer group data is augmented with additional data from multiple compensation surveys representing broader general industry companies. The survey data allows the Committee to understand the market compensation ranges for both the Named Officers and positions below the Named Officers based on the duties and responsibilities of each position. The combination of both data sources (proxy and survey) allows the Committee to understand the level of compensation needed to target the middle (50th percentile) of the market.

The market compensation data are further used to develop a market compensation structure which includes salary grades with midpoints. Each executive is assigned to a salary grade where the midpoint of the grade approximates the median (50th percentile) of the market salary level for the position. Each salary grade has a salary range around the midpoint and has a corresponding annual and long-term incentive award opportunity that also aligns with the middle (50th percentile) of the market. In assigning an executive to a salary grade, the Committee also considers internal factors that may, in a limited number of instances, impact the grade assignment of an executive.

In addition to the market data, the Committee considers other factors when making compensation decisions, such as:

•	Individual and Company performance

•	Experience in the position

•	Current compensation relative to midpoint

•	Prior-year compensation adjustments

An assessment of these factors could result in actual compensation being positioned modestly above or below the desired middle (50th percentile) of the market positioning. The Committee does not consider amounts earned from prior performance-based compensation, such as prior bonus awards or realized or unrealized stock option gains, in its decisions to increase or decrease compensation for the following year. The Committee believes that this would not be in the best interest of retaining and motivating executives.

In order to assess the impact of its executive compensation decisions, the Committee reviewed in the past year a summary report or “tally sheet” of total compensation provided to each executive. The tally sheet includes the total dollar value of annual compensation, including salary, annual and long-term incentive awards, annual increase in retirement accruals and the value of other benefits and perquisites. The tally sheet also provides the Committee information pertaining to equity ownership, future retirement benefits, and benefits the Company is required to provide to each executive under various termination scenarios. Tally sheets were reviewed by the Committee for the first time in 2006 and will become an aspect of the Committee’s decision making process each year going forward.

Elements of Executive Compensation

Fixed Cash Base Salary. The Company provides executives with a base salary in order to attract and retain executive talent and to provide a dependable means of funding daily living expenses. Base pay is designed to be competitive with other organizations and is sensitive to the skill level, responsibility and experience of the executive. Base salary for each executive is determined through our external benchmarking process and an internal comparison to other executives at MSA to ensure internal equity. Base salary levels are targeted to the middle (50th percentile) of the market.

Annual base salary adjustments are directly linked to each executive’s individual performance assessment based on a rigorous performance management process called Partners in Performance (PIP). This individual process details an executive’s annual accomplishments compared to set levels of performance expectations, and also assesses the actual behaviors used to achieve the performance level. The CEO develops annual base salary adjustments for each executive primarily by evaluating individual performance through the PIP process. The Committee performs a similar comprehensive evaluation of the CEO’s performance against pre-determined strategic goals and determines his recommended annual base salary increase based on the outcome of this evaluation.

Performance-Based Annual Cash Incentive. The Company provides executives with an annual cash incentive, referred to as the MSA Management Incentive Program (MIP), which directly rewards the accomplishment of key corporate and/or geographical performance goals. Our CEO participates in the CEO Annual Incentive Award Plan (AIAP) which has been approved by shareholders and is administered within the requirements necessary to retain the tax deductibility of his annual incentive award under Section 162(m) of the Internal Revenue Code. Additionally, each executive, including the CEO, is eligible for an “Enhanced Bonus” that rewards for exceeding the Company’s target annual net income before extraordinary items. Under the Enhanced Bonus, annual bonus awards earned under the MIP or AIAP would be increased by 10% if the Company’s net income before extraordinary items exceeds the target by 5% and could be increased by 50% if the Company exceeds the target by 25% or more. The Committee believes the Enhanced Bonus plan provides focus and motivation to exceed bottom line profitability targets in addition to other Company and business unit performance measures.

Under the MIP and AIAP, the target opportunity for each Named Officer is aligned with the executive’s salary grade level and with the middle (50th percentile) of the market as determined through our external benchmarking process, and for 2006 is reflected in the following table:

Executive	Percent of Salary Midpoint (1)	MIP/AIAP Target Award (2)
John T. Ryan III	70%	$452,025
Dennis L. Zeitler	45%	$133,763
William M. Lambert	50%	$169,125
Rob Cañizares	45%	$129,150
James H. Baillie	45%	$144,361

(1)	Percent of salary midpoint is the percent multiplied by the executive’s salary grade midpoint during 2006 to calculate the target award.

(2)	Target award is the amount that would be paid to the executive assuming all Company and individual performance goals are met.

Actual MIP award payments are based primarily on the achievement of a variety of Company financial goals, but also have a discretionary personal performance factor applied based on the accomplishment of an executive’s individual goals. An executive’s individual performance goals are a mix of objective, subjective and strategically-oriented goals within the executive’s control. When making his recommendations, the CEO rates each executive’s accomplishments relative to these goals and may increase or decrease the calculated MIP bonus amount by up to 20%. For officers, this is subject to approval by the Compensation Committee. In most years, executives accomplish the majority of their individual goals.

Actual AIAP award payment for our CEO is based exclusively on achievement of net income before extraordinary items relative to the pre-determined goal established and approved by the Committee. The Committee also recommends for Board approval individual strategic goals for the CEO. The Committee may use its discretion to reduce the size of the CEO’s calculated award based on his performance relative to his individual goals, but may not increase it. This is necessary to retain the deductibility of the award under Section 162(m) of the Internal Revenue Code.

Payout opportunities under the MIP and AIAP plans can range from 25% of an executive’s target opportunity for performance at threshold levels to 150% of an executive’s target opportunity for performance at maximum levels. In addition to these opportunities, the Enhanced Bonus may add an additional 10% to 50% to the calculated MIP or AIAP award. The maximum award opportunity under all plans combined is 225% of target for each executive including the CEO. Actual awards paid for 2006 performance are included in the Summary Compensation Table on page 15 under the column Non-equity incentive plan compensation. Award opportunities for each Named Officer under the combined plans for 2006 at threshold, target and maximum are included in the Grants of Plan-Based Awards table on page 16 under the columns Estimated possible payouts under non-equity incentive plan awards.

In 2006, pre-established performance measures and goals were approved by the Committee at its February meeting. For the Chief Executive Officer and the other Named Officers, the Committee and in the case of the CEO, the independent directors, approved the following performance targets:

Chairman and Chief Executive Officer and

Vice President, Chief Financial Officer and Treasurer

(Dollars in millions)

Performance Measure	Weighting	2006 Actual Performance	Pre-Established 2006 Annual Incentive Goals
			Threshold	Target	Maximum
Net income before extraordinary items	100%	$63.9	$38.1	$76.2	$114.3

Vice President; President, MSA North America

(Dollars in millions)

Performance Measure	Weighting	2006 Actual Performance	Pre-Established 2006 Annual Incentive Goals
			Threshold	Target	Maximum
Net income before extraordinary items	50%	$63.9	$38.1	$76.2	$114.3
North America Segment operating income	50%	$60.1	$44.1	$88.1	$132.2

Vice President; President, MSA International

(Dollars in millions)

Performance Measure	Weighting	2006 Actual Performance	Pre-Established 2006 Annual Incentive Goals
			Threshold	Target	Maximum
Net income before extraordinary items	50%	$63.9	$38.1	$76.2	$114.3
International Segment operating income	50%	$21.9	$11.0	$22.0	$33.0

Vice President; President, MSA Europe

(Dollars in millions)

Performance Measure	Weighting	2006 Actual Performance	Pre-Established 2006 Annual Incentive Goals
			Threshold	Target	Maximum
Net income before extraordinary items	50%	$63.9	$38.1	$76.2	$114.3
European Segment operating income	50%	$19.7	$7.3	$14.6	$21.9

The Committee has chosen net income before extraordinary items as the primary corporate performance goal for all Named Officers. For geographic business unit executives, the Committee has chosen a combination of corporate net income before extraordinary items and their individual segments’ operating income. The Committee believes that these measures are the best indicators of profits produced as a result of our executives’ efforts.

Long-Term Incentive Compensation. Our long-term incentive program represents a significant portion of an executive’s total compensation package. Awards under this program are considered “at risk,” which means they can increase or decrease in value based on fluctuations in our stock price. In selecting the appropriate long-term incentive vehicles to provide executives, the Committee made its decisions based on its desire to reward for stock price appreciation, to promote loyalty and tenure with the Company and to provide a means of accumulating shares. Stock options and time-vesting restricted stock were chosen to meet these attributes. These awards are granted under the shareholder-approved Management Share Incentive Plan (MSIP).

LONG-TERM INCENTIVE COMPENSATION

	01/01/06 Salary Midpoint	2006 Stock Multiplier	Allocated to		* Option Award Value	** Restricted Stock Award Value
			Options (75%)	Restricted Stock (25%)
	(1)	(2)	(3)	(4)	(1) x (3)	(1) x (4)
John T. Ryan III	$645,750	175%	131.25%	43.75%	$847,547	$282,516
Dennis L. Zeitler	$297,250	120%	90.00%	30.00%	$267,525	$89,175
William M. Lambert	$338,250	135%	101.25%	33.75%	$342,478	$114,159
Rob Cañizares	$287,000	110%	82.50%	27.50%	$236,775	$78,925
James H. Baillie	$301,374	110%	82.50%	27.50%	$248,634	$82,878

*	Options to be awarded = Option Award Value divided by Black-Scholes value.

**	Shares to be awarded = Restricted Stock Award Value divided by stock price on date of award.

NOTE:	Stock multipliers are market based and determined with the assistance of our outside compensation consultant.

Long-term incentive opportunities are developed for each executive salary grade based on the middle (50th percentile) of the market. An executive’s salary grade assignment determines the opportunity to be delivered through the long-term incentive program. An executive’s long-term incentive opportunity is distributed 75% to stock options and 25% to time-vesting restricted stock. This allocation demonstrates the Committee’s desire to weight a larger portion of the overall award to stock options.

Stock Option Awards. Stock options are a performance motivator for executives to increase shareholder value. The value of options is derived using the Black-Scholes model, which is calculated and provided to the Company by the Committee’s outside compensation consultant using market assumptions approved by management. Each option has vesting provisions that require continued employment of the executive thereby promoting the retention of the executive. Stock options vest 100% three years following grant. The options are exercisable after they vest and until they expire, which is on the tenth anniversary following the grant date.

In order to deliver stock options in the most tax efficient means to our executives, incentive stock options are provided, to the extent IRS limits permit, along with non-qualified stock options. The benefit of receiving incentive stock options is that realized gains are taxed at the lower capital gains rate instead of at an executive’s higher normal income tax rate, if certain holding period requirements are met. For our CEO, the exercise price of his incentive stock options is required to be equal to 110% of the fair market value of our stock price on the date of grant. For all other options, the exercise price is 100% of the fair market value on the grant date. CEO incentive stock options expire on the fifth anniversary following the grant date as required by IRS regulations due to the level of Mr. Ryan’s beneficial ownership.

The Company computes the fair value of each stock option using the Financial Accounting Standards Board Statement No. 123 (FAS 123R) and expenses this amount over the vesting period in accordance with generally accepted accounting principles.

Time-Vesting Restricted Stock. The Committee has selected time-vesting restricted shares in order to create and encourage an ownership culture and to serve as a retention tool. Restricted shares vest 100% on the third anniversary following the date of grant. The fair value of restricted shares is calculated on the date of grant, and the recipient is charged with income for Federal income tax purposes in the year of vesting and at the market value at that time.

Post Employment Retirement Benefits. Retirement related compensation is designed to provide financial security following retirement from the Company and to reward for loyalty and tenure with the Company. Retirement benefits fall into four major elements which include Pension, 401(k), non-qualified retirement plan, and executive insurance. All of these programs exist to help attract, retain, and motivate key executives. The programs are designed to be competitive and are benchmarked to representative peer companies. Retirement-related compensation programs do not have a direct linkage to performance but rather a link to employment with the Company, as do all welfare benefits.

•

Pension – offered as part of a retirement package that helps the Company recruit employees and provides security and peace of mind for future retirement, enabling executives and other employees to exit the workforce at retirement age. Pension amounts are based on final average pay, years of service, age, and a pre-determined plan formula.

•

401(k) – offered as part of our benefits package to encourage employees to save for their own retirement and future financial security. The Company matches 50% of employee contributions up to the first 8% of eligible cash compensation. Plan design and provisions are reviewed periodically to determine if the total retirement package is competitive.

•	Non-qualified retirement plans – provide additional retirement benefits for executives whose accumulations and contributions in the qualified plans are limited by the Internal Revenue Code.

•

Executive Insurance Program – designed to provide additional life insurance to executives, ranging from $600,000 to $1,000,000 for the CEO. It also may provide a supplemental retirement benefit for officers of the Company, encourages officers to stay with the Company until eligible to retire, provides a recruiting tool for executives who might not have a long enough career with the Company to accumulate a significant retirement benefit under the traditional plans and provides a tax effective delivery of life insurance benefits during the working life of an executive.

Stock Ownership Policy. The Committee has adopted stock ownership guidelines for all executive officers and believes that significant ownership levels will provide additional motivation to executives to perform in accordance with the interests of the Company’s shareholders. Executives have a five-year period from the time they become an executive during which they are expected to accumulate the specified shares. That specified ownership amount is expected to be retained thereafter as long as an executive remains an active employee. The level of ownership for each executive is defined as follows:

•

The Chief Executive Officer and other executive officers are expected to hold a number of shares equal in value to their salary grade midpoint times their annual long-term incentive opportunity times three.

STOCK OWNERSHIP GUIDELINES

Position	2006 Salary Midpoint		2006 Stock Multiplier	Ownership Guideline
John T. Ryan III, CEO	$645,750	x	175% x 3 =	$3,390,188
Dennis L. Zeitler, CFO	$297,250	x	120% x 3 =	$1,070,100
William M. Lambert, President, North America	$338,250	x	135% x 3 =	$1,369,913
Rob Cañizares, President, International	$287,000	x	110% x 3 =	$947,100
James H. Baillie, President, Europe	$320,802	x	110% x 3 =	$1,058,647

The following forms of share ownership apply toward the stock ownership level: shares purchased, vested and unvested restricted stock, shares retained following the exercise of stock options and shares acquired through any other lawful means. The Company currently does not have a formal penalty should an executive fail to meet the expected ownership level in the allotted timeframe. However, the Committee may use its discretion to reduce or eliminate future long-term incentive grants. These ownership guidelines help drive a culture of ownership and accountability among the executive team.

Perquisites. The Company provides executives with a limited number of perquisites in order to strengthen business relationships and maximize the use of our executives’ time. Our perquisites have been benchmarked to the market and are considered ordinary and customary for each executive’s position. The following are available to the Named Officers:

•

Automobile – each Named Officer is provided a Company leased vehicle to facilitate travel among MSA’s various locations. With five local sites in Pittsburgh and others located around the country, travel can be an integral part of each executive’s responsibility. An automobile enables this travel to occur effectively while encouraging executives to dedicate their time and attention to business issues. Personal use of this automobile is calculated and imputed as taxable income for each executive.

•	Club memberships – provided to Named Officers to facilitate customer contact and afford an alternative location for business meetings. Maximum one club membership per officer.

•

Financial planning and tax return assistance – provides advice and guidance to executives on investment and income tax issues in order to maximize the use and understanding of our executive compensation program and minimize time otherwise required for taxation issues.

•	The Company does not own an aircraft, nor does the Company have fractional ownership in any aircraft, nor does it pay for executives’ personal travel.

Severance Policy. The Company has a Separation Pay Policy that applies to the Named Officers as well as all other eligible salaried employees. The Plan applies to a permanent termination of the employment relationship when initiated by the Company and when other conditions are satisfied. A schedule of benefits determines the separation benefit ranging from four weeks to a maximum of fifty-two weeks of salary continuation. The Company has entered into change in control employment agreements with each of the Named Officers. These agreements provide Named Officers up to three years, income and benefits following a change in control of the Company. These agreements are intended to retain executives, provide continuity of management in the event of an actual or threatened change in control and enable executives to remain financially indifferent when evaluating opportunities that may be beneficial to shareholders yet could negatively impact the continued employment of the executive. Severance payments are triggered only in the event of both a change in control and termination of employment. However, in the case of the CEO, termination may include voluntary termination by the CEO within one year after the change in control. There are no tax gross-up provisions in the change in control agreements.

Stock Option and Other Equity Granting Process. The Company grants stock options and all other equity grants for executives and all other associates at the first regularly scheduled Compensation Committee meeting of each calendar year. This grant date is fixed each year and precedes the year-end earnings release. The stock option exercise price is set as the average of the high and low stock prices on the grant date as permitted by FAS 123R. Option dating practices are consistent, regular and unbiased. The Company does not “backdate” options or grants of any kind. In 2006 the Company reviewed its option dating practice and process and found no evidence of any timing or date revision.

Adjustments or Recovery of Prior Compensation. The Company does not have employment agreements with any Named Officer and has not considered it necessary to establish formal policies or practices, in addition to its statutory and common law rights, for the recovery or adjustment of amounts previously awarded or paid to a Named Officer in the event that financial results or other performance measures on which an award or payment were based were to be restated or adjusted. However, the Sarbanes-Oxley Act of 2002 provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements as a result of misconduct, the Chief Executive Officer and the Chief Financial Officer must reimburse the Company for any bonus, incentive or equity-based compensation received, and any profits realized from the sale of Company securities, during the twelve months following the issuance or filing of the noncompliant results.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based upon its review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Thomas H. Witmer, Chair

Calvin A. Campbell, Jr.

James A. Cederna

John C. Unkovic

COMPENSATION TABLES

Summary Compensation Table

The following table shows the compensation for 2006 of the Company’s principal executive officer, the Company’s principal financial officer and the other three executive officers of the Company with the highest total compensation for 2006 (the “Named Officers”):

Name and Principal Position	Year	Salary	Restricted stock awards (1)	Stock option awards (1)	Non-equity incentive plan compensation (2)	Change in pension value (3)	All other compensation (4)	Total
John T. Ryan III, Chairman and Chief Executive Officer	2006	$661,053	$483,615	$780,945	$379,249	$334,380	$55,105	$2,694,347
Dennis L. Zeitler, Vice President, Chief Financial Officer and Treasurer	2006	$296,489	$153,930	$245,123	$112,227	$132,314	$35,120	$975,203
William M. Lambert, President, MSA North America	2006	$328,417	$111,701	$87,168	$128,789	$52,978	$34,703	$743,756
Rob Cañizares, President, MSA International	2006	$303,901	$75,358	$60,265	$111,779	$77,542	$35,712	$664,548
James H. Baillie, President, MSA Europe (5)	2006	$352,661	$84,109	$63,283	$158,219	N/A	$64,515	$722,787

(1)	Represents the expense amounts recognized for financial statement reporting purposes for 2006 with respect to restricted stock awards and stock option awards granted to the Named Officer. See note 8 to the financial statements in the 2006 Annual Report for a discussion of the assumptions made in valuing the awards in accordance with FAS 123R. Under FAS 123R portions of the amounts expensed for financial reporting purposes in 2006 are attributable to awards granted in prior years. Since Messrs. Ryan and Zeitler are eligible to retire under the Company’s pension plan, FAS 123R required the entire grant date fair value of their 2006 awards to be expensed in 2006. For the other Named Officers, the grant date fair values of the 2006 awards will be expensed over the three-year vesting period. The grant date fair values of the awards granted in 2006 are shown in the Grants of Plan-Based Awards table below.

(2)	Represents the aggregate amount of incentive awards earned by the Named Officer for 2006 under the Management Incentive Program, the CEO Annual Incentive Award Plan and the Enhanced Bonus. See “Performance-Based Cash Short-Term Incentive” in the Compensation Discussion and Analysis above.

(3)	Represents the amount of the aggregate increase for 2006 in the actuarial present value of the Named Officer’s accumulated benefits under the defined benefit retirement plans described under “Pension Benefits” below.

(4)	The following table describes the amounts included under “All Other Compensation:”

Name	Perquisites and personal benefits (A)	Company contributions to defined contribution plans	Insurance premiums	Other (B)	Total
John T. Ryan III	$9,735	$41,577	$3,793	None	$55,105
Dennis L. Zeitler	$16,458	$17,810	$852	None	$35,120
William M. Lambert	$14,614	$19,463	$626	None	$34,703
Rob Cañizares	$15,547	$17,234	$2,931	None	$35,712
James H. Baillie	$38,028	None	None	$26,487	$64,515

(A)	The amounts for Messrs. Ryan, Zeitler and Lambert consist of the cost of personal use of a Company car, tax and investment assistance and a club membership. The amount for Mr. Cañizares consists of the cost of personal use of a Company car and tax and investment assistance. The amount for Mr. Baillie consists of the cost of personal use of a Company car and $32,612 paid for Mr. Baillie’s wife to accompany him on business travel.

(B)	Represents the amount paid to Mr. Baillie in lieu of contributions to a retirement plan.

(5)	A portion of Mr. Baillie’s salary and non-equity incentive plan compensation is paid in Euros due to his overseas assignment. For purposes of the table, these amounts were converted to Dollars using the rate of $1.257 per Euro, which was the average conversion rate during 2006 and the rate used by the Company for financial reporting purposes. The same rate was used in valuing perquisites provided to Mr. Baillie which were paid for by the Company in Euros.

Grants of Plan-Based Awards

The following table shows the grants of plan-based awards made to the Named Officers in 2006:

Name	Grant date	Estimated possible payouts under non-equity incentive plan awards (1)			Stock awards (2)		Option awards (3)
		Threshold	Target	Maximum	Number of shares	Grant date fair value	Number of shares	Exercise price ($/share)	Grant date fair value
John T. Ryan III	2/27/2006	$226,013	$452,025	$950,000	7,723	$309,538	2,495	$44.09	$33,034
	2/27/2006						45,856	$40.08	$747,911
Dennis L. Zeitler	2/27/2006	$66,881	$133,763	$300,966	2,438	$97,715	15,029	$40.08	$245,123
William M. Lambert	2/27/2006	$84,563	$169,125	$380,531	3,121	$125,090	19,240	$40.08	$313,804
Rob Cañizares	2/27/2006	$64,575	$129,150	$290,587	2,158	$86,493	13,302	$40.08	$216,956
James H. Baillie	2/27/2006	$72,180	$144,361	$324,812	2,266	$90,821	13,968	$40.08	$227,818

(1)	Represents the amounts which could have been earned by the Named Officer through 2006 performance at the threshold, target and maximum levels under the annual incentive plans described under “Performance-Based Annual Cash Incentive” in the Compensation Discussion and Analysis above. The actual amounts earned are shown in the “Non-equity incentive plan compensation” column in the Summary Compensation Table above.

(2)

Represents restricted stock awards granted to each Named Officer in 2006 under the MSIP. To earn the award, the officer must remain employed by the Company or a subsidiary through the third anniversary of the grant date. Restricted shares will also vest earlier upon a change in control or if the grantee’s employment terminates due to death, disability or retirement under a Company retirement plan. As of

December 31, 2006, Messrs. Ryan and Zeitler were eligible to retire under the Company’s pension plan. Unless and until forfeited upon termination of employment prior to vesting, holders of restricted shares receive dividends at the same rate as other holders of the Company’s Common Stock.

(3)	Represents stock options granted to each named officer in 2006 under the MSIP. The option for 2,495 shares granted to Mr. Ryan and 2,495 shares of the options granted to each other Named Officer are intended to qualify as incentive stock options under the Internal Revenue Code. The options become exercisable on the third anniversary of the grant date or upon an earlier change in control. Except for Mr. Ryan’s incentive stock option, the exercise price of each option is the average of the high and low market prices of the Common Stock on the grant date, and the options expire on the tenth anniversary of the grant date. The exercise price of Mr. Ryan’s incentive stock option is 110% of such average market price, and the option expires on the fifth anniversary of the grant date. The closing market price of the Common Stock on the grant date was $40.10. Options are exercisable for up to five years (but not after the expiration date) following termination of employment due to death, disability, voluntary termination with the consent of the Company, retirement under a Company retirement plan or within one year after a change in control and may not be exercised following any other termination of employment.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the outstanding equity awards held by the Named Officers at December 31, 2006:

Name	Stock option awards					Restricted stock awards
	Number exercisable	Number unexercisable	Date exercisable	Option exercise price	Expiration date	Number of shares that have not vested	Vesting date	Market value of shares that have not vested (1)
John T. Ryan III	221,130		9/12/2001	$7.80	3/12/2011	8,460	3/15/2007	$310,059
	143,097		9/11/2002	$12.14	3/11/2012	6,034	3/15/2008	$221,146
	196,197		3/12/2004	$10.65	3/12/2013	7,723	3/15/2009	$283,048
	72,080		3/9/2005	$25.07	3/9/2014
	2,189		12/14/2005	$50.25	2/23/2010
	49,105		12/14/2005	$45.68	2/23/2015
		2,495	2/27/2009	$44.09	2/27/2011
		45,856	2/27/2009	$40.08	2/27/2016

Dennis L. Zeitler	24,699		3/9/2005	$25.07	3/9/2014	2,800	3/15/2007	$102,620
	15,969		12/14/2005	$45.68	2/23/2015	1,905	3/15/2008	$69,818
		15,029	2/27/2009	$40.08	2/27/2016	2,438	3/15/2009	$89,353

William M. Lambert	29,184		9/11/2002	$12.14	3/11/2012	4,100	3/15/2007	$150,265
	44,251		3/12/2004	$10.65	3/12/2013	2,438	3/15/2008	$89,353
	36,119		3/9/2005	$25.07	3/9/2014	3,121	3/15/2009	$114,385
	20,443		12/14/2005	$45.68	2/23/2015
		19,240	2/27/2009	$40.08	2/27/2016

Rob Cañizares	9,848		3/12/2004	$10.65	3/12/2013	2,640	3/15/2007	$96,756
	19,290		3/9/2005	$25.07	3/9/2014	1,686	3/15/2008	$61,792
	14,133		12/14/2005	$45.68	2/23/2015	2,158	3/15/2009	$79,091
		13,302	2/27/2009	$40.08	2/27/2016

James H. Baillie	28,419		3/9/2005	$25.07	3/9/2014	3,230	3/15/2007	$118,380
	15,212		12/14/2005	$45.68	2/23/2015	1,814	3/15/2008	$66,483
		13,968	2/27/2009	$40.08	2/27/2016	2,266	3/15/2009	$83,049

(1)	Based on the $36.65 closing price for the Company’s Common Stock on December 29, 2006.

Option Exercises and Stock Vested

The following table shows the stock options exercised by the Named Officers and the restricted stock awards vested for the Named Officers during 2006:

Name	Stock option awards		Restricted stock awards
	Number of shares acquired on exercise	Value realized on exercise (1)	Number of shares acquired on vesting	Value realized on vesting (2)
John T. Ryan III	66,254	$2,296,012	18,030	$711,644
Dennis L. Zeitler	None	—	5,970	$235,636
William M. Lambert	None	—	8,730	$344,573
Rob Cañizares.	5,072	$74,393	5,640	$222,611
James H. Baillie	21,243	$604,117	6,690	$264,054

(1)	Represents the difference between the market value on the date of exercise of the shares acquired and the option exercise price.

(2)	Represents the market value on the vesting date of the restricted shares vested.

Pension Benefits

The following table provides information concerning the value of the Named Officers’ accumulated benefits under the Company’s defined benefit retirement plans:

Name	Plan name	Number of years credited service	Present value of accumulated benefit	Payments during last fiscal year
John T. Ryan III	Pension Plan	37.4	$925,781	None
	Supplemental Pension Plan	37.4	$4,541,747	None
	Executive Insurance Program	N/A	$666,719	None
	Retirement Plan for Directors	25.9	$207,142	None

Dennis L. Zeitler	Pension Plan	29.8	$510,631	None
	Supplemental Pension Plan	29.8	$744,338	None
	Executive Insurance Program	N/A	$400,031	None

William M. Lambert	Pension Plan	25.3	$231,506	None
	Supplemental Pension Plan	25.3	$386,813	None
	Executive Insurance Program	N/A	$500,039	None

Rob Cañizares.	Pension Plan	3.9	$65,328	None
	Supplemental Pension Plan	3.9	$72,272	None
	Executive Insurance Program	N/A	$143,081	None

James H. Baillie	Not eligible	N/A	N/A	N/A

Pension Plan

Introduction. The Company’s Non-Contributory Pension Plan for Employees is a retirement plan that covers most U.S. salaried employees and some U.S. hourly employees.

To have a non-forfeitable right to a benefit under the Pension Plan, a participant must complete 5 years of service with the Company or an affiliate, or reach normal retirement age while employed by the Company or an affiliate. The Pension Plan’s normal retirement age is identical to the participant’s “Social Security Retirement Age.” The Social Security Retirement Age is established by Federal law, and varies from age 65 for persons born before 1938 to age 67 for persons born in 1960 or later years.

Benefits at Normal Retirement Age. A participant who retires upon reaching normal retirement age can begin receiving pension payments as of the first day of the following calendar month, which is referred to as the participant’s “normal retirement date.”

The Pension Plan has a minimum benefit formula that applies to only a small number of lower-paid participants. The majority of participants who begin receiving benefits on their normal retirement date are entitled to receive a monthly benefit equal to the sum of the amounts shown in (a), (b) and (c) below:

(a)	0.80%	x	Average Monthly Earnings up to Average Social Security Wage Base	x	Credited Service up to 35 Years

			plus

(b)	1.55%	x	Average Monthly Earnings greater than Average Social Security Wage Base	x	Credited Service up to 35 Years

			plus

(c)	1.00%	x	Average Monthly Earnings	x	Credited Service over 35 Years

For purposes of the normal retirement benefit formula, the following terms have the following meanings:

•

“Average Monthly Earnings” is generally the average of monthly compensation received during the participant’s highest five consecutive calendar years of compensation over the last ten years of employment. Compensation is generally the total cash payments received by a participant for services performed, before any reductions for employee contributions to 401(k) or other employee benefit plans. Compensation does not include any expense reimbursements, income attributable to non-cash benefits, or special “one-time” payments. The compensation that can be taken into account each year is limited by Federal law. The 2007 limit is $225,000, but this number will be adjusted in future years for cost-of-living increases.

•

“Average Social Security Wage Base” is the average of the Social Security taxable wage bases in effect under Federal law during the 35-year period ending in the calendar year in which the participant attains Social Security Retirement Age.

•

“Credited Service” is a participant’s actual period of service with the Company as an employee in a category of employment that is covered by the Pension Plan. No extra credited service has been granted under the Pension Plan to any of the Named Officers.

Benefits at Early Retirement Age. The Pension Plan permits early retirement by participants who have (i) reached age 55 with at least 15 years of service, or (ii) reached age 60 with at least 10 years of service. Mr. Ryan and Mr. Zeitler are currently eligible for early retirement. Participants who elect early retirement can choose to begin receiving pension benefits immediately, in which case their monthly benefit amount will be reduced to reflect the early start of payments; or they may choose to delay the start of payments until their normal retirement date, at which time they will receive unreduced benefits determined under the normal retirement benefit formula described above.

If a participant takes early retirement and begins receiving pension payments before his or her normal retirement date, the monthly pension benefit will be determined under the normal retirement formula, but will be reduced by (i) 5/9ths of 1% for each of the first 60 months that benefits begin before the normal retirement date, plus (ii) 5/18ths of 1% for each of the next 60 months that benefits begin before the normal retirement date, plus (iii) .345% for each of the next 12 months that benefits begin before the normal retirement date, plus (iv) .3108% for each of the next 12 months that benefits begin before the normal retirement date. Different reduction factors apply to the minimum benefit formula.

Forms of Payment. In general, Pension Plan benefits are paid as a stream of monthly benefits, referred to as an annuity (the only exception is that benefits with a present value of $5,000 or less are automatically paid in a lump sum following termination of employment). The normal form of payment for a single participant is a “single life annuity” that pays monthly benefits to the participant for his or her life only. The normal form of payment for a married participant is a “qualified joint and survivor annuity” that pays monthly benefits to the participant for life, and, after the participant’s death, pays monthly benefits to the participant’s surviving spouse in an amount equal to 50% of the monthly amount payable during the participant’s lifetime. The Pension Plan also permits a participant to elect from among several optional forms of annuity payment that are of equivalent actuarial value to the normal form of payment.

Even though the Named Officers who participate in the Pension Plan cannot receive a lump sum distribution from the Pension Plan, the pension benefit table is required to show a lump sum value at normal retirement age for each individual’s accumulated Pension Plan benefit. That lump sum figure was calculated by using an annual interest rate of 6% and the 1983 GAM mortality table.

Supplemental Pension Plan

Introduction. The Company’s Supplemental Pension Plan is a nonqualified retirement plan that provides pension plan participants with pension benefits that they would have received under the Pension Plan except for certain limitations imposed by Federal law, including the limitation on compensation that can be taken into account. Benefits under the Supplemental Pension Plan become non-forfeitable at the same time as benefits become non-forfeitable under the Pension Plan.

Benefits at Normal Retirement Age. The monthly benefit payable under the Supplemental Pension Plan to a participant who begins receiving benefits on his or her normal retirement date will be equal to the difference between (i) the amount that would have been payable under the Pension Plan on the normal retirement date if there were no limitations placed by law upon compensation taken into account or upon the amount of annual benefit payments, and (ii) the amount that is actually payable to the participant under the Pension Plan.

Benefits at Early Retirement Age. The monthly benefit payable under the Supplemental Pension Plan to a participant who is eligible for early retirement under the Pension Plan and who begins receiving benefits under the Pension Plan before his or her normal retirement date will be equal to the difference between (i) the amount that would have been payable under the Pension Plan if there were no limitations placed by law upon compensation taken into account or upon the amount of annual benefits, and (ii) the amount that is actually payable to the participant under the Pension Plan. As noted above, Mr. Ryan and Mr. Zeitler are currently eligible for early retirement.

Forms of Payment. Benefits payable under the Supplemental Pension Plan are generally payable in the same form that the participant’s benefits are payable under the Pension Plan. However, in the event of a participant’s termination within a three-year period after a corporate change in control (as defined in the Supplemental Pension Plan), the participant will receive a lump sum distribution of the Supplemental Pension Plan benefit, even if a lump sum cannot be paid under the Pension Plan.

Even though the Named Officers who participate in the Supplemental Pension Plan are not eligible to receive a lump sum unless a change in control occurs, the pension benefit table is required to show a lump sum value at normal retirement age for each individual’s accumulated Supplemental Pension Plan benefit. That lump sum figure is calculated using the same interest rate and mortality assumptions that were used to produce the lump sum figures for the Pension Plan.

Executive Insurance Program

The Company’s Executive Insurance Program was established to assist members of senior management approved by the Board in procuring life insurance during their working careers and to provide them with additional flexibility and benefits upon retirement. Under the program, the Company’s group term life insurance in excess of $50,000 is replaced with individual insurance up to an approved amount. Premiums are paid by the Company and are included under “All Other Compensation” in the Summary Compensation Table above. In lieu of insurance after retirement, the participant may elect (i) an uninsured death benefit from the Company in the insurance amount, which would be taxable when paid, or (ii) to have the insurance amount paid to him by the Company in monthly installments over 15 years. If the second uninsured alternative were selected, the annual amount payable by the Company upon retirement would be $66,667 for Mr. Ryan, $50,000 for Mr. Lambert, $40,000 for Messrs. Cañizares and Zeitler. The amount shown in the table is the present value of this benefit. If either of the two uninsured alternatives are selected, the death benefit on the insurance policy would be paid to the Company. Mr. Baillie does not participate in this program.

Retirement Plan for Directors

Mr. Ryan was a participant in the Retirement Plan for Directors, which is described below under “Compensation of Directors.”

Nonqualified Deferred Compensation

The following table provides information concerning deferrals by the Named Officers’ of their earned compensation under the Company’s nonqualified deferred compensation plans:

Name	Executive contributions in 2006 (1)	Company contributions in 2006 (2)	Aggregate earnings in 2006 (3)	Aggregate withdrawals/ distributions	Aggregate balance at 12/31/2006 (4)
John T. Ryan III	$65,554	$32,777	$186,587	None	$1,483,082
Dennis L. Zeitler	$18,020	$9,010	$5,755	None	$58,428
William M. Lambert	$21,326	$10,663	$58,329	None	$335,401
Rob Cañizares.	$16,869	$8,434	$55,322	None	$343,290
James H. Baillie	None	None	$26,487	None	$677,177

(1)	These amounts are reported in the Summary Compensation Table as salary or non-equity incentive plan compensation, as applicable.

(2)	These amounts are reported in the Summary Compensation Table under “Other Compensation.”

(3)	Earnings on deferred compensation under the Company’s nonqualified deferred compensation plans are not above market or preferential and are therefore not included in the Summary Compensation Table.

(4)	Of the balances shown, the following amounts represent executive and Company contributions which either were reported in the Summary Compensation Table in the year of the contribution or would have been so reported had the individual been a Named Officer for that year: Mr. Ryan, $999,351; Mr. Zeitler, $46,538; Mr. Lambert, $200,107; Mr. Cañizares, $234,917; and Mr. Baillie, $578,146. The remainder represents non-preferential market earnings not reportable in the Summary Compensation Table.

Supplemental Savings Plan

For the Named Officers other than Mr. Baillie, the amounts shown in the Nonqualified Deferred Compensation table relate to the Company’s Supplemental Savings Plan (SSP). The SSP permits the Named Officers and other eligible employees to defer compensation in excess of the limits imposed by the Internal Revenue Code on employee contributions to the Company’s Retirement Savings Plan (RSP), a qualified 401(k) Plan. The Company matches 50% of participant deferrals up to the first 8% of eligible compensation, whether contributed to the RSP or deferred under the SSP. Participant contributions are vested at all times. Company matching contributions vest upon completion of five years of service, or earlier upon death, attainment of age 65 or a change in control.

Compensation eligible for deferral under the SSP includes salary and annual incentive bonus. There is no limit on the percentage of eligible compensation that a participant may defer. Participants may elect to have their SSP accounts treated as if invested in one or more of a selection of publicly available mutual funds similar to those available under the RSP. Accounts are credited with earnings or losses based on the investment results of the funds selected. Participants may change their investment elections, for either new contributions and/or for existing balances, at any time.

Distribution options under the SSP vary depending upon the year in which compensation was deferred. Distribution of amounts deferred prior to 2003 commences upon termination of employment or an earlier change in control and is paid either in a lump sum or in five annual installments, as elected by the participant. For amounts deferred in 2003 or thereafter, the participant could elect an alternate date for the commencement of distributions, which for deferrals in 2005 and thereafter must be at least five years after the year of deferral. Absent such an election, distributions commence upon termination of employment. Distributions are made either in a lump sum or in up to 15 annual installments, as elected by the participant. The timing of participant elections, both as to deferrals and as to distributions, is restricted in accordance with Internal Revenue Service requirements.

James H. Baillie Deferred Compensation Account

Mr. Baillie does not participate in the SSP. Instead, he is permitted each year to elect an amount up to 100% of his cash compensation for the following year to be deferred to an unfunded deferred compensation account. The amount in the account is credited with interest quarterly in the amount it would have earned if invested in a specified publicly available money market mutual fund. The balance in the account will be distributed to Mr. Baillie beginning seven months after termination of his employment in a lump sum, two annual installments or 20 quarterly installments, as elected by Mr. Baillie in accordance with Internal Revenue Service requirements.

Potential Payments upon Termination or Change-in-Control

The tables below show the payments and benefits to which each Named Officer would have been entitled if his employment had terminated on December 31, 2006 for the reasons indicated in the tables. In addition to severance amounts payable in certain circumstances under the plan and agreements described following the tables, the amounts shown in the tables include compensation and retirement and other benefits previously earned through service by the Named Officer as described above.

John T. Ryan III

The following table shows the payments and benefits to which John T. Ryan III would have been entitled if his employment had terminated on December 31, 2006 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	—	—	$670,020	—	—	$3,722,682
Disability income (2)	—	—	—	—	$529,749	—
Earned award under non-equity incentive plans (3)	$379,249	—	$379,249	$379,249	$379,249	$379,249
Restricted stock (4)	$814,253	$814,253	$814,253	$814,253	$814,253	$814,253
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$925,781	$925,781	$925,781	$691,974	$925,781	$925,781
Supplemental Pension Plan	$4,541,747	$4,541,747	$4,541,747	$3,394,722	$4,541,747	$5,453,415
Executive Insurance Program	$666,719	$666,719	$666,719	$1,000,000	$666,719	$686,986
Retirement Plan for Directors	$207,142	$207,142	$207,142	—	$207,142	$252,259
Defined contribution plans (6)
401(k) Retirement Savings Plan	$1,309,388	$1,309,388	$1,309,388	$1,309,388	$1,309,388	$1,309,388
Supplemental Savings Plan	$1,483,082	$1,483,082	$1,483,082	$1,483,082	$1,483,082	$1,483,082
Retiree medical (7)	$48,832	$48,832	$48,832	—	—	—
Other Benefits:
Insurance benefits (8)	—	—	—	$84,391	$48,832	$49,754
Outplacement assistance	—	—	$8,500	—	—	$8,500

(1)	Represents the cash severance amount payable under the Separation Pay Plan for Salaried Employees or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary and previous year’s bonus up to a maximum annual benefit of $192,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2006. Under the terms of the MSIP, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan. At December 31, 2006, Mr. Ryan was eligible to retire under the Company’s pension plan. At December 31, 2006, the exercise price of the Named Officers’ unvested stock options exceeded the market price of the shares subject to the options.

(5)

Represents the present value of the Named Officer’s accumulated benefits under the Company’s defined benefit retirement plans described above. The increase in present value for termination following a change in control results from the plans’ provisions for a lump sum payment upon termination of employment within three years after a change in control. The values upon death reflect survivor benefits. The increased amount payable upon death under the Executive Insurance Plan is the death benefit under the insurance policy, which is payable by the insurer.

(6)	Represents the balances at December 31, 2006 in the Named Officer’s accounts under the Company’s qualified and nonqualified defined contribution plans.

(7)	The Company has a nondiscriminatory plan available generally to United States salaried employees which provides medical benefits to employees who retire under the Company’s Pension Plan until they become eligible for Medicare benefits. The amount shown in the table represents the estimated cost of providing plan benefits to the Named Officer.

(8)	The amounts payable on death are the death benefit under the Company’s group term life insurance policy, which is payable by the insurer, and the present value of the cost of continued dependent medical care coverage. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

Dennis L. Zeitler

The following table shows the payments and benefits to which Dennis L. Zeitler would have been entitled if his employment had terminated on December 31, 2006 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	—	—	$301,791	—	—	$1,504,410
Disability income (2)	—	—	—	—	$1,051,423	—
Earned award under non-equity incentive plans (3)	$112,227	—	$112,227	$112,227	$112,227	$112,227
Restricted stock (4)	$261,791	$261,791	$261,791	$261,791	$261,791	$261,791
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$510,631	$510,631	$510,631	$549,643	$510,631	$510,631
Supplemental Pension Plan	$744,338	$744,338	$744,338	$801,204	$744,338	$947,108
Executive Insurance Program	$400,031	$400,031	$400,031	$600,000	$400,031	$412,192
Defined contribution plans (6)
401(k) Retirement Savings Plan	$36,126	$36,126	$36,126	$36,126	$36,126	$36,126
Supplemental Savings Plan	$58,428	$58,428	$58,428	$58,428	$58,428	$58,428
Retiree medical (7)	$155,111	$155,111	$155,111	—	—	—
Other Benefits:
Insurance benefits (8)	—	—	—	$113,955	$124,706	$173,714
Outplacement assistance	—	—	$8,500	—	—	$8,500

(1)	Represents the cash severance amount payable under the Separation Pay Plan for Salaried Employees or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary and previous year’s bonus up to a maximum annual benefit of $192,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2006. Under the terms of the MSIP, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan. At December 31, 2006, Mr. Zeitler was eligible to retire under the Company’s pension plan. At December 31, 2006, the exercise price of the Named Officers’ unvested stock options exceeded the market price of the shares subject to the options.

(5)	Represents the present value of the Named Officer’s accumulated benefits under the Company’s defined benefit retirement plans described above. The increase in present value for termination following a change in control results from the plans’ provisions for a lump sum payment upon termination of employment within three years after a change in control. The values upon death reflect survivor benefits. The increased amount payable upon death under the Executive Insurance Plan is the death benefit under the insurance policy, which is payable by the insurer.

(6)	Represents the balances at December 31, 2006 in the Named Officer’s accounts under the Company’s qualified and nonqualified defined contribution plans.

(7)	The Company has a nondiscriminatory plan available generally to United States salaried employees which provides medical benefits to employees who retire under the Company’s Pension Plan until they become eligible for Medicare benefits. The amount shown in the table represents the estimated cost of providing plan benefits to the Named Officer.

(8)	The amounts payable on death are the death benefit under the Company’s group term life insurance policy, which is payable by the insurer, and the present value of the cost of continued dependent medical care coverage. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

William M. Lambert

The following table shows the payments and benefits to which William M. Lambert would have been entitled if his employment had terminated on December 31, 2006 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	—	—	$333,507	—	—	$1,683,776
Disability income (2)	—	—	—	—	$2,027,364	—
Earned award under non-equity incentive plans (3)	$128,789	—	$128,789	$128,789	$128,789	$128,789
Restricted stock (4)	—	—	—	$354,003	$354,003	$354,003
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$231,506	$231,506	$231,506	$126,365	$231,506	$231,506
Supplemental Pension Plan	$386,813	$386,813	$386,813	$211,139	$386,813	$519,058
Executive Insurance Program	$500,039	$500,039	$500,039	$750,000	$500,039	$515,240
Defined contribution plans (6)
401(k) Retirement Savings Plan	$439,082	$439,082	$439,082	$439,082	$439,082	$439,082
Supplemental Savings Plan	$335,401	$335,401	$335,401	$335,401	$335,401	$335,401
Other Benefits:
Insurance benefits (7)	—	—	—	$191,862	$99,912	$46,371
Outplacement assistance	—	—	$8,500	—	—	$8,500

(1)	Represents the cash severance amount payable under the Separation Pay Plan for Salaried Employees or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary and previous year’s bonus up to a maximum annual benefit of $192,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2006. Under the terms of the MSIP, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan. At December 31, 2006, the exercise price of the Named Officers’ unvested stock options exceeded the market price of the shares subject to the options.

(5)	Represents the present value of the Named Officer’s accumulated benefits under the Company’s defined benefit retirement plans described above. The increase in present value for termination following a change in control results from the plans’ provisions for a lump sum payment upon termination of employment within three years after a change in control. The values upon death reflect survivor benefits. The increased amount payable upon death under the Executive Insurance Plan is the death benefit under the insurance policy, which is payable by the insurer.

(6)	Represents the balances at December 31, 2006 in the Named Officer’s accounts under the Company’s qualified and nonqualified defined contribution plans.

(7)	The amounts payable on death are the death benefit under the Company’s group term life insurance policy, which is payable by the insurer, and the present value of the cost of continued dependent medical care coverage. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

Rob Cañizares

The following table shows the payments and benefits to which Rob Cañizares would have been entitled if his employment had terminated on December 31, 2006 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	—	—	$77,247	—	—	$1,400,262
Disability income (2)	—	—	—	—	$1,209,961	—
Earned award under non-equity incentive plans (3)	$111,779	—	$111,779	$111,779	$111,779	$111,779
Restricted stock (4)	—	—	—	$237,639	$237,639	$237,639
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$65,328	$65,328	$65,328	$34,757	$65,328	$65,328
Supplemental Pension Plan	$72,272	$72,272	$72,272	$38,451	$72,272	$90,323
Executive Insurance Program	$143,081	$143,081	$143,081	$750,000	$143,081	$143,081
Defined contribution plans (6)
401(k) Retirement Savings Plan	$145,810	$145,810	$145,810	$145,810	$145,810	$145,810
Supplemental Savings Plan	$343,290	$343,290	$343,290	$343,290	$343,290	$343,290
Other Benefits:
Insurance benefits (7)	—	—	—	$102,792	$45,782	$34,571
Outplacement assistance	—	—	$8,500	—	—	$8,500

(1)	Represents the cash severance amount payable under the Separation Pay Plan for Salaried Employees or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary and previous year’s bonus up to a maximum annual benefit of $192,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2006. Under the terms of the MSIP, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan. At December 31, 2006, the exercise price of the Named Officers’ unvested stock options exceeded the market price of the shares subject to the options.

(5)	Represents the present value of the Named Officer’s accumulated benefits under the Company’s defined benefit retirement plans described above. The increase in present value for termination following a change in control results from the plans’ provisions for a lump sum payment upon termination of employment within three years after a change in control. The values upon death reflect survivor benefits. The increased amount payable upon death under the Executive Insurance Plan is the death benefit under the insurance policy, which is payable by the insurer.

(6)	Represents the balances at December 31, 2006 in the Named Officer’s accounts under the Company’s qualified and nonqualified defined contribution plans.

(7)	The amounts payable on death are the death benefit under the Company’s group term life insurance policy, which is payable by the insurer, and the present value of the cost of continued dependent medical care coverage. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

James H. Baillie

The following table shows the payments and benefits to which James H. Baillie would have been entitled if his employment had terminated on December 31, 2006 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	—	—	$91,794	—	—	$1,634,728
Disability income (2)	—	—	—	—	$834,825	—
Earned award under non-equity incentive plans (3)	$158,219	—	$158,219	$158,219	$158,219	$158,219
Restricted stock (4)	—	—	—	$267,912	$267,912	$267,912
Retirement benefits:
Defined contribution plans (5)
Deferred Compensation Account	$677,177	$677,177	$677,177	$677,177	$677,177	$677,177
Other Benefits:
Insurance benefits (6)	—	—	—	$501,631	$70,711	$46,551
Outplacement assistance	—	—	$8,500	—	—	$8,500

(1)	Represents the cash severance amount payable under the Separation Pay Plan for Salaried Employees or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary and previous year’s bonus up to a maximum annual benefit of $192,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2006. Under the terms of the MSIP, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan. At December 31, 2006, the exercise price of the Named Officers’ unvested stock options exceeded the market price of the shares subject to the options.

(5)	Represents the balances at December 31, 2006 in the Named Officer’s accounts under the Company’s nonqualified defined contribution plans.

(6)	The amounts payable on death are the death benefit under the Company’s group term life insurance policy, which is payable by the insurer, and the present value of the cost of continued dependent medical care coverage. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

Separation Pay Plan for Salaried Employees

The Company has a severance plan which is available generally to United States salaried exempt employees and which does not discriminate in scope, terms or operation in favor of executive officers. Under this plan, an employee whose employment is involuntarily terminated without cause is entitled to a lump sum separation payment in an amount ranging from four weeks’ base salary for an employee with less than one year of continuous service to 52 weeks’ base salary for employees with 21 or more years of continuous service. The cash severance amount show under “termination without cause” in the tables above is the amount to which the Named Officer would have been entitled under this plan had his employment been terminated without cause on December 31, 2006. A Named Officer would not receive payments under this plan if the termination qualified for severance benefits under the change in control severance agreements described below.

Change in Control Severance Agreements

The Company has entered into agreements with each of the Named Officers the stated purpose of which is to encourage the officers’ continued attention and dedication to their duties without distraction in the event of an actual or potential change in control of the Company. In the agreements, the officers agree that if a potential change in control, as defined in the agreements, occurs, the officers will remain in the employment of the Company for at least six months or until an actual change in control occurs, unless employment is sooner terminated by the executive for good reason, as defined in the agreement, or due to death, disability or retirement or by the Company. In return, the agreements provide that if within three years after a change in control, as defined in the agreement, the officer’s employment is terminated by the Company without cause, as defined in the agreement, or the officer terminates his employment for good reason, as defined in the agreement, the officer will be entitled to receive:

•	a lump sum payment equal to three times the sum of (i) the officer’s annual salary plus (ii) the average annual bonus paid to the officer for the preceding two years;

•	continuation for 36 months of medical, dental, accident and life insurance benefits; and

•	36 months additional service credit under the Company’s executive insurance and post-retirement health care programs.

In the case of Mr. Ryan, these benefits would also be payable if he voluntarily terminated his employment for any reason within one year after a change in control. The benefits payable under the agreements are limited to the amount that can be paid without triggering any excise tax or rendering any amounts non-deductible under the

Internal Revenue Code. Except in the case of Mr. Ryan, the limitation will not apply if the reduced benefit is less than the unreduced benefit after payment of any excise tax.

The “change in control termination” column in the tables above shows the amounts of the payments and benefits each Named Officer would have received if a qualifying termination of employment following a change in control had occurred as of December 31, 2006.

OTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Compensation of Directors

The following table shows the compensation earned by the Company’s non-employee directors for services during 2006:

Name	Fees earned or paid in cash	Restricted stock awards (1)	Stock option awards (1)	Change in Pension Value (2)	Total
Calvin A. Campbell, Jr.	$64,600	$51,039	$27,133	None	$142,772
James A. Cederna	$64,600	$11,342	$6,030	None	$81,972
Thomas B. Hotopp	$46,400	$51,039	$27,133	$2,337	$126,909
Diane M. Pearse.	$51,200	$11,342	$6,030	None	$68,572
L. Edward Shaw, Jr.	$44,000	$11,342	$6,030	$1,371	$62,743
John C. Unkovic	$52,400	$11,342	$6,030	None	$69,772
Thomas H. Witmer	$66,000	$51,039	$27,133	$2,677	$146,849

(1)	Represents the expense amounts recognized for financial statement reporting purposes for 2006 with respect to restricted stock awards and stock option awards granted to the director. See note 8 to the financial statements in the 2006 Annual Report for a discussion of the assumptions made in valuing the awards in accordance with FAS 123R. For each director, the grant date fair value of the awards granted in 2006 was $43,750 for the restricted stock awards and $26,250 for the stock options. The reason the amounts shown in the table differ among the directors is that FAS 123R requires the entire grant date fair value to be expensed immediately where the director is deemed to be retirement eligible. For directors not deemed to be retirement eligible, the awards are expensed over the three-year vesting period.

(2)	Represents the amount of the aggregate increase for 2006 in the actuarial present value of the director’s accumulated benefits, if any, under the Retirement Plan for Directors described below.

In 2006, the Company paid non-employee directors a retainer of $8,750 per quarter plus $750 for each day of a Board meeting and $1,200 for each meeting of a Committee of the Board that they attended. Non-employee directors who serve as Chair of a Board Committee receive an additional retainer of $2,500 per quarter in the case of the Audit Committee and $1,250 per quarter in the case of the Compensation Committee and the Nominating and Corporate Governance Committee.

Under the 1990 Non-Employee Directors’ Stock Option Plan (the “DSOP”), the Company grants stock options and restricted stock to each non-employee director on the third business day following each annual meeting. The DSOP was approved by the shareholders at the 1991 Annual Meeting. Its purposes are to enhance the mutuality of interests between the Board and the shareholders by increasing the share ownership of the non-employee directors and to assist the Company in attracting and retaining able persons to serve as directors. The total number of shares which may be issued under the DSOP is limited to 450,000 shares of Common Stock.

The annual stock option grants under the DSOP have a grant date value under the Black-Scholes option pricing model equal to 75% of the annual directors’ retainer. The annual restricted stock grants have a grant date market value equal to 125% of the annual directors’ retainer. The exercise price of the options is equal to the market value on the grant date. The options become exercisable three years from the grant date of grant and expire ten years from the grant date. If a director resigns or is removed from office for cause, options which have not yet become exercisable are forfeited, and exercisable options remain exercisable for 90 days. Otherwise, unexpired options may generally be exercised for five years following termination of service as a director, but not later than the option expiration date. The restricted shares vest on the date of the third annual meeting following the grant date. Unvested shares are forfeited if the director terminates service for reasons other than death, disability or retirement.

Pursuant to the terms of the DSOP, on May 16, 2006 directors Campbell, Cederna, Hotopp, Pearse, Shaw, Unkovic and Witmer were each granted an option to purchase 1,490 shares of Common Stock at an option price of $41.26 and 1,237 shares of restricted stock.

Prior to April 1, 2001, a director who retired from the Board after completing at least 5 years of service as a director was entitled to receive a lifetime quarterly retirement allowance under the Retirement Plan for Directors. The amount of the allowance was equal to the quarterly directors’ retainer payable at the time of the director’s retirement. Payment began when the sum of the director’s age and years of service equaled or exceeded 75. Effective April 1, 2001, Plan benefits were frozen so that the quarterly retirement allowance, if any, payable to future retirees will be limited to $5,000 ( the quarterly retainer amount in April 2001), multiplied by a fraction, of which the numerator is the director’s years of service as of April 1, 2001 and the denominator is the years of service the director would have had at the date the sum the director’s age and years of service equaled 75.

Directors who are employees of the Company or a subsidiary participated in the Retirement Plan for Directors, but do not receive other additional compensation for service as a director.

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships, as defined in regulations of the Securities and Exchange Commission, involving members of the Compensation Committee.

Directors Campbell, Cederna, Unkovic and Witmer served as members of the Compensation Committee during all of 2006. The Board of Directors has determined that each of these directors is independent in accordance with the listing standards of the New York Stock Exchange.

Mr. Unkovic is a partner in the law firm of Reed Smith LLP, which provides legal services to the Company as its outside counsel.

Review and Approval of Related Party Transactions

The Company’s policy on related party transactions is contained in the Conflicts of Interest section of the Company’s Code of Ethics and Business Conduct, which is available in the Investor Relations section of the Company’s Internet website at www. MSANet.com.

The Code provides that officers and other employees must be free from any personal influence, interest or relationship, or appearance thereof, in situations that might conflict with the best interests of the Company. Officers and employees must fully disclose in advance any circumstance that may create a conflict of interest so that an appropriate determination can be made as to whether it would violate the Code. An officer or other employee or a member of his or her immediate family may not have a substantial interest in an organization that has current or prospective dealings with the Company as a supplier, contractor or customer, or competes directly with the Company, unless the officer or employee both discloses the situation in advance and recuses him or herself from any decisions concerning transactions between the Company and the organization. Officers and other employees may also not receive compensation for services rendered as a representative, consultant or director of another organization that competes directly with the Company or where the other organization has current or prospective dealings with the Company, if such relationship would prevent the officer or employee, when acting as an employee, from acting solely in the best interest of the Company. In all such cases, the employee must recuse him or herself from any decisions concerning transactions between the Company and the other organization.

The Code provides that a director of the Company may have ownership and/or position with another organization that may do business with the Company. However, the director must recuse him or herself from any decisions concerning transactions with the organization. Any such relationships which do exist are considered by the Board in making its determinations concerning the independence of directors. No waiver of the Code may be made for any officer or director unless approved by the Board and promptly disclosed to shareholders.

Nominating and Corporate Governance Committee Procedures

The current members of the Nominating and Corporate Governance Committee are directors Cederna, the Chairman, Campbell, Hotopp and Unkovic, whose terms as Committee members will expire at the 2007 organizational meeting of the Board to be held on the date of the Annual Meeting of Shareholders. The Board has determined that each of the current members of the Committee is independent as defined in the listing standards of the New York Stock Exchange.

The Committee has a written charter which is available in the Investor Relations section of the Company’s Internet website at www.MSAnet.com.

The Committee will consider nominees brought to the attention of the Board by a shareholder, a non-management director, the chief executive officer, any other executive officer, a third-party search firm or other appropriate sources. Mr. Bruggeworth was recommended by a third-party search firm for consideration as a nominee for director. The fundamental criterion for selecting a prospective director of the Company shall be the ability to contribute to the well-being of the Company and its shareholders. Good judgment, integrity and a commitment to the mission of the Company are essential. Other criteria used in connection with selecting prospective directors shall include skills and experience needed by the Board, diversity, commitment and any other factor considered relevant by the Committee and/or the Board. The Committee may prioritize the criteria depending on the current needs of the Board and the Company.

Any shareholder who desires to have an individual considered for nomination by the Committee must submit a recommendation in writing to the Corporate Secretary, at the Company’s address appearing on page 1, not later than November 30 preceding the annual meeting at which the election is to be held. The recommendation should include the name and address of both the shareholder and the candidate and the qualifications of the candidate recommended.

The Committee does not at this time have a formal process for identifying and evaluating nominees for director. It is not anticipated that the process for evaluating a nominee would differ based on whether the nominee is recommended by a shareholder.

Shareholder Communications

A shareholder who wishes to communicate with the Board, a Committee of the Board or any individual director or group of directors may do so by sending the communication in writing, addressed to the Board, the Committee, the individual director or group of directors, c/o Corporate Secretary, at the Company’s address appearing on page 1.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to, among other things, the quality and integrity of the Company’s financial reports. The Committee operates pursuant to a written charter which was approved by the Board of Directors and is available in the Investor Relations section of the Company’s website at www.MSAnet.com. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange and Securities and Exchange Commission Rule 10A-3.

The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and the adequacy of its internal controls. The independent registered public accounting firm is responsible for planning and carrying out an audit in accordance with generally accepted auditing standards and expressing an opinion based on the audit as to whether the Company’s audited financial statements fairly present the Company’s consolidated financial position, results of operation and cash flows in conformity with generally accepted accounting principles.

The Audit Committee has reviewed the Company’s audited financial statements for the year ended December 31, 2006 and has discussed the financial statements with management and with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for 2006. The Audit Committee has received from the independent registered public accounting firm written disclosures pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, and has discussed those matters with the independent registered public accounting firm. The Audit Committee has also received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm their independence.

In performance of its oversight function, the Audit Committee also monitored Company management’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 by discussing with management and PwC (i) management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 (“Management’s Assessment”); (ii) PwC’s opinion of Management’s Assessment and (iii) PwC’s opinion of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee as referred to in this report and described in the Committee’s charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 to be filed with the Securities and Exchange Commission.

The foregoing report was submitted by the Audit Committee of the Board of Directors.

Diane M. Pearse, Chair

Calvin A. Campbell, Jr.

James A. Cederna

Thomas H. Witmer

STOCK OWNERSHIP

Under regulations of the Securities and Exchange Commission, a person is considered the “beneficial owner” of a security if the person has or shares with others the power to vote the security (voting power) or the power to dispose of the security (investment power). In the tables which follow, “beneficial ownership” of the Company’s stock is determined in accordance with these regulations and does not necessarily indicate that the person listed as a “beneficial owner” has an economic interest in the shares indicated as “beneficially owned.”

Beneficial Ownership of Management

The following table sets forth information regarding the amount and nature of beneficial ownership of the Company’s Common Stock and 4 1/2% Cumulative Preferred Stock as of February 16, 2007 by each director and Named Officer and by all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the person named or a member of the group has sole voting and investment power with respect to the shares listed.

	Common Stock						4 1/2% Cumulative Preferred Stock
	Amount and Nature of Beneficial Ownership
	Non-Trust Shares (1)		Trust Shares (2)		Total Common Stock	Percent of Class (1)	Amount and Nature of Beneficial Ownership		Percent of Class
John T. Ryan III	1,804,996	(3)	3,133,143	(4)	4,938,139	12.52%	187		1.02%
Robert A. Bruggeworth	—		—		—	—	—		—
Calvin A. Campbell, Jr.	54,389		—		54,389	0.14%	—		—
James A. Cederna	15,947		—		15,947	0.04%	—		—
Thomas B. Hotopp	56,295	(3)	—		56,295	0.15%	—		—
Diane M. Pearse	5,693		—		5,693	0.01%	—		—
L. Edward Shaw, Jr.	635,239	(3)	—		635,239	1.64%	—	(3)	—
John C. Unkovic	24,817		2,076,397	(4)	2,101,214	5.42%	93	(4)	0.51%
Thomas H. Witmer	32,789		—		32,789	0.08%	—		—
James H. Baillie	70,429		119,522	(5)	189,951	0.46%	—		—
Rob Cañizares	55,395	(3)	165,199	(5)	220,594	0.54%	—		—
William M. Lambert	210,328		119,522	(5)	329,850	0.82%	—		—
Dennis L. Zeitler	73,806		119,522	(5)	193,328	0.47%	—		—
All executive officers and directors as a group (19 persons)	3,367,588	(3)	4,454,392	(5)	7,821,980	19.55%	280		1.53%

(1)	The number of shares of Common Stock beneficially owned and the number of shares of Common Stock outstanding used in calculating the percent of class include the following shares of Common Stock which may be acquired within 60 days upon the exercise of stock options held under the MSIP or the DSOP: Mr. Ryan, 683,798 shares; Mr. Campbell, 27,884 shares; Mr. Cederna, 7,876; Mr. Hotopp, 24,651 shares; Ms. Pearse, 2,638 shares; Mr. Shaw, 27,844 shares; Mr. Unkovic, 1,109 shares; Mr. Witmer, 18,142 shares; Mr. Baillie, 43,631 shares; Mr. Cañizares, 43,271 shares; Mr. Lambert, 129,997 shares; Mr. Zeitler, 40,668 shares; and all directors and executive officers as a group, 1,241,490 shares. The number of shares of Common Stock beneficially owned also includes the following restricted shares awarded under the MSIP, as to which such persons have voting power only: Mr. Ryan, 22,217 shares; Mr. Campbell, 3,055 shares; Mr. Cederna, 3,055 shares; Mr. Hotopp, 3,055 shares; Ms. Pearse, 3,055 shares; Mr. Shaw, 3,055 shares; Mr. Unkovic, 3,055 shares; Mr. Witmer, 3,055 shares; Mr. Baillie, 7,310 shares; Mr. Cañizares, 6,484 shares; Mr. Lambert, 9,659 shares; Mr. Zeitler, 7,143 shares; and all directors and executive officers as a group, 92,922 shares.

(2)	The shares in this column are those as to which the director or officer holds voting and/or investment power as a fiduciary or otherwise under the terms of a trust instrument. In certain cases, the director or officer is also among the beneficiaries of the trust.

(3)

Includes shares of Common Stock as to which voting and investment power is shared with the spouse as follows: Mr. Ryan, 147,574 shares; Mr. Hotopp, 28,124 shares; Mr. Shaw, 188,276 shares; Mr. Cañizares, 45,677 shares; Mr. Lambert, 70,672 shares; and all directors and executive officers as a group, 536,289 shares. Amounts shown do not include 514,622 shares of Common Stock held by Mr. Ryan’s wife, including 160,357 shares held as trustee. The amount shown for Mr. Shaw does not include 1,686,387 additional shares of Common Stock, including 1,252,463 shares held as trustee, and 721 shares of 4 1/2% Cumulative Preferred Stock held by Mr. Shaw’s wife. The amount shown for Mr. Cañizares does not include 6,600 additional shares of Common Stock held by Mr. Cañizares’ wife, as trustee.

(4)	Includes 1,996,045 shares of Common Stock as to which Mr. Ryan and Mr. Unkovic share voting and investment power, in certain cases with other persons, as co-trustees. The amount shown for Mr. Ryan also includes 948,647 additional shares of Common Stock as to which Mr. Ryan shares voting and investment power with other persons as co-trustees. Mr. Unkovic also holds 93 shares of 4½% Cumulative Preferred Stock as trustee.

(5)	The Company has established a Stock Compensation Trust which holds 2,749,012 shares of Common Stock which are available to satisfy obligations of the Company under its stock incentive plans. Under the terms of the Trust Agreement, the trustee, PNC Bank, must follow the directions of the holders of stock options under the plans, excluding members of the Board of Directors, in voting the shares held by the Trust and in determining whether such shares should be tendered in the event of a tender or exchange offer for the Common Stock. Each such option holder has the power to direct the trustee with respect to a number of shares of Common Stock equal to the shares held by the Trust divided by the number of option holders. Included in the table are 119,522 shares of Common Stock each for Messrs. Baillie, Cañizares, Lambert and Zeitler, and 1,195,220 shares of Common Stock for all directors and executive officers as a group, as to which such persons and other executive officers of the Company have such voting and investment power. See the following discussion of the beneficial ownership of The PNC Financial Services Group, Inc.

5% Beneficial Owners

As of February 16, 2007, to the best of the Company’s knowledge, six persons or entities beneficially owned more than 5% of the Company’s Common Stock. The beneficial ownership of John T. Ryan III and John C. Unkovic appears in the immediately preceding table. The following table sets forth the beneficial ownership of the other 5% beneficial owners, based upon information provided by such persons:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The PNC Financial Services Group, Inc. PNC Bank Building Pittsburgh, Pennsylvania 15265	2,896,259(1)(2)	7.47%

Private Capital Management, Inc. 8889 Pelican Bay Blvd., Suite 500 Naples, FL 34108	3,304,492(3)	8.52%

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	3,228,250(4)	8.33%

Columbia Wanger Asset Management, L.P. 227 West Monroe Street, Suite 300 Chicago, IL 60606	2,379,300(5)	6.14%

(1)

All shares are held by subsidiaries of The PNC Financial Services Group, Inc. (“PNC”) in various fiduciary capacities. According to information furnished by PNC as of January 31, 2007, the subsidiaries have sole voting and investment power with respect to 140,597 and 108,664 shares, respectively, and share voting and investment power with respect to 0 and 2,763,015 shares, respectively.

(2)	Includes 2,749,012 shares of Common Stock held by the Company’s Stock Compensation Trust, as to which investment power is shared with certain executive officers of the Company and other holders of stock options under Company plans. See footnote (5) to the immediately preceding table.

(3)	According to a Schedule 13G filed February 14, 2007, Private Capital Management, Inc. is an investment adviser and has sole voting and investment power over 3,304,492 shares of Common Stock and shared voting and investment power over 196,500 shares of Common Stock.

(4)	According to a Schedule 13G filed February 12, 2007, Capital Research and Management Company is an investment adviser and has sole voting and investment power over 3,228,250 shares of Common Stock. Of these, 1,942,750 shares, or 5.01% of the outstanding Common Stock are held by AMPCAP Fund, Inc., for which Capital Research and Management Company acts as investment adviser.

(5)	According to a Schedule 13G filed January 10, 2007, Columbia Wanger Asset Management, L.P. is an investment adviser and has sole voting power over 2,129,300 shares, shared voting power over 250,000 shares and sole investment power over 2,379,000 shares of Common Stock.

Beneficial Ownership of Ryan Family

The preceding tables disclose in accordance with Securities and Exchange Commission requirements only a portion of the aggregate beneficial ownership of the Company’s Common Stock by the Ryan family. As of February 16, 2007, members of the extended family of John T. Ryan III, including trusts for their benefit, beneficially owned to the knowledge of the Company an aggregate of approximately 10,852,191 shares of Common Stock, representing approximately 27.5% of the outstanding shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that directors and officers of the Company and beneficial owners of more than 10% of its Common Stock file reports with the Securities and Exchange Commission with respect to changes in their beneficial ownership of equity securities of the Company. Based solely upon a review of the copies of such reports furnished to the Company and written representations by certain persons that reports on Form 5 were not required, the Company believes that all 2006 Section 16(a) filing requirements applicable to its directors, officers and greater-than-10% beneficial owners were complied with.

PROPOSAL NO. 2

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Because of the importance to the shareholders of having the Company’s financial statements audited by an independent registered public accounting firm, it is the opinion of the Board of Directors that the selection of the independent registered public accounting firm should be submitted to the shareholders. The Board of Directors and its Audit Committee recommend that the shareholders approve the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007. PricewaterhouseCoopers LLP has advised the Company that neither the firm nor any of its partners has any direct or material indirect financial interest in the Company or any of its subsidiaries.

The following table sets forth PricewaterhouseCoopers LLP fees billed to the Company for professional services related to 2006 and 2005:

	2006	2005
Audit Fees	$1,647,313	$1,619,758
Audit-Related Fees (1)	49,944	252,956
Tax Fees (2)	188,712	701,172
All Other Fees (3)	20,000	0

(1)	Audit-related fees were primarily for consultation concerning financial and accounting reporting standards, employee benefit plan audits and due diligence related to acquisitions.

(2)	Tax fees consisted of tax compliance, tax advice and tax planning services.

(3)	All other fees were for pension plan consulting.

The charter of the Audit Committee requires that the Audit Committee approve in advance all audit and non-audit services to be performed by the Company’s independent registered public accounting firm, subject to the statutory exception for de minimus non-audit services. For 2006 and 2005, all services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee pursuant to the pre-approval policy.

Board Recommendation and Required Vote

The Board of Directors and the Audit Committee recommend a vote for the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm, and proxies received in the accompanying form will be so voted, unless a contrary specification is made. It is expected that one or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. See “Election of Directors” for information concerning the Audit Committee of the Board of Directors.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of Common Stock voting in person or by proxy. Under the Pennsylvania Business Corporation Law, an abstention is not a vote cast and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum. In the event the proposal is not approved, the Board will treat this as a recommendation to consider another independent registered public accounting firm for 2008.

OTHER MATTERS

The Board of Directors does not know of any matters, other than those referred to herein, which will be presented for action at the meeting. However, in the event of a vote on any other matter that should properly come before the meeting, it is intended that proxies received in the accompanying form will be voted thereon in accordance with the discretion and judgment of the persons named in the proxies.

ANNUAL REPORT ON FORM 10-K

Upon written request to the undersigned Secretary of the Company (at the address specified on page 1) by any shareholder whose proxy is solicited hereby, the Company will furnish a copy of its 2006 Annual Report on Form 10-K to the Securities and Exchange Commission, together with financial statements and schedules thereto, without charge to the shareholder requesting same.

2008 SHAREHOLDER PROPOSALS

The Company’s bylaws require that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing specified information, so that it is received by the Company not later than the notice deadline under the bylaw. This notice deadline will generally be 120 days prior to the anniversary date of the Company’s Proxy Statement for the previous year’s Annual Meeting, or November 30, 2007 for the Company’s Annual Meeting in 2008.

The bylaw described above does not affect the right of a shareholder to request inclusion of a shareholder proposal in the Company’s Proxy Statement pursuant to Securities and Exchange Commission Rule 14a-8 or to present for action at an Annual Meeting any proposal so included. Rule 14a-8 requires that written notice of a shareholder proposal requested to be included in the Company’s proxy materials pursuant to the Rule must also generally be received by the Company not later than 120 days prior to the anniversary date of the Company’s Proxy Statement for the previous year’s Annual Meeting. For the Company’s Annual Meeting in 2008, this deadline would also be November 30, 2007.

The notices of shareholder proposals described under this caption must be given to the Secretary of the Company at the address set forth on page 1. A copy of the bylaw provision described above will be furnished to any shareholder upon written request to the Secretary at the same address.

EXPENSES OF SOLICITATION

All expenses incident to the solicitation of proxies by the Board of Directors will be paid by the Company. The Company will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held in the names of such persons. In addition to solicitation by mail, in a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone. Employees will receive no additional compensation for any such solicitation.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

Secretary

MINE SAFETY APPLIANCES COMPANY    •    P.O. BOX 426, PITTSBURGH, PENNSYLVANIA 15230    •    PHONE (412) 967-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF 4 1/2% CUMULATIVE PREFERRED STOCK OF

MINE SAFETY APPLIANCES COMPANY:

Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Thursday, May 10, 2007, at 9:00 A.M., local Pittsburgh time, at the Company’s headquarters, 121 Gamma Drive, RIDC Industrial Park, O’Hara Township, Pittsburgh, Pennsylvania for the purpose of considering and acting upon the following:

(1)    Election of Directors:    The election of three directors for a term of three years;

(2)    Selection of Independent Registered Public Accounting Firm:    The selection of the independent registered public accounting firm for the year ending December 31, 2007;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on February 16, 2007 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are cordially invited to attend the meeting even though as a holder of 4 1/2% Cumulative Preferred Stock you have no voting rights.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

            Secretary

March 29, 2007

MINE SAFETY APPLIANCES COMPANY

Annual Meeting of Shareholders

Thursday, May 10, 2007

9:00 a.m.

121 Gamma Drive

RIDC Industrial Park

Pittsburgh, PA 15238

Mine Safety Appliances Company

This proxy is solicited on behalf of the Board of Directors.

Proxy—Mine Safety Appliances Company—2007 Annual Meeting of Shareholders

The undersigned hereby appoints JOHN T. RYAN III, WILLIAM M. LAMBERT and DOUGLAS K. MCCLAINE, or any of them, as proxies, with power of substitution, to vote all shares of MINE SAFETY APPLIANCES COMPANY which the undersigned is entitled to vote at the 2007 Annual Meeting of Shareholders and any adjournment thereof:

This proxy will be voted as directed, or, if no direction is given, FOR items 1 and 2 below. A vote FOR item 1 includes discretionary authority to vote for a substitute if a nominee listed becomes unable or unwilling to serve. The proxies named are authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

The undersigned hereby revokes all previous proxies for such Annual Meeting, acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, and ratifies all that said proxies may do by virtue hereof.

PLEASE MARK, DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1 and 2 Below:

1. Election of three Directors for a term expiring in 2010. Nominees: 01 Robert A. Bruggeworth 02 James A. Cederna 03 John C. Unkovic	☐ Vote FOR ☐ Vote WITHHELD all nominees from all nominees (except as specified below)

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s number in the box provided to the right.)

2. Selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐ For ☐ Against ☐ Abstain

Address Change? Mark Box Indicate changes below: ☐

Date                                                                                 , 2007

Signature (s) in Box

Please sign exactly as your name appears hereon. FOR JOINT
ACCOUNTS, EACH JOINT OWNER SHOULD SIGN. When
signing as attorney, executor, administrator, trustee, etc., please give your full title as such. If a corporation, please sign full corporate name by President or other authorized officer and give full title. If a partnership, please sign in partnership name by authorized person and give full title.